Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-91187) of WESCO International Inc. of our report dated June 26, 2008 relating to the Financial Statements and Supplemental Schedule of WESCO Distribution, Inc. Retirement Savings Plan and for the year ended December 29, 2007,which appears in this Form 11-K.
/s/ Freed Maxick & Battaglia, CPA’s, PC
Buffalo, New York
June 29, 2009